Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports Second Quarter 2008 Operating Results

New York, NY, August 7, 2008 — The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced financial results for the three months and six months ended June 30, 2008.

Second Quarter Financial Highlights

For the second quarter ended June 30, 2008, revenue increased 8.6% to $39.5 million from $36.4 million in the second quarter of 2007. The Company reported income from continuing operations of $0.3 million as compared to a loss from continuing operations of $3.8 million in the year-ago quarter. Second quarter 2008 results include a restructuring charge of $2.6 million relating to the previously announced cost reduction efforts, and the second quarter of 2007 includes a charge of $3.7 million for an embedded derivative settled later in 2007.

For the six month period ended June 30, 2008 revenue increased 5.7% to $80.9 million from $76.6 million in the six month period ended June 30, 2007. The Company’s loss from continuing operations was $0.3 million in 2008 compared to a loss from continuing operations of $4.9 million in 2007. The 2008 loss includes a restructuring charge of $3.1 million, and 2007 includes a charge of $3.8 million relating to the embedded derivative settled in 2007.

“Our second quarter highlights the progress we have made in our ongoing initiative to return The Princeton Review to profitability and positive cash flow,” said Michael Perik, CEO and President. “We are pleased with the revenue and margin performances of the Test Preparation and SES divisions in the second quarter, and we are especially excited about the improvements in the cash generating capabilities of our core operations.”

Test Preparation Services

For the second quarter, Test Preparation Services revenue increased by $3.2 million, or 12.8%, to $28.3 million in 2008, from $25.1 million in 2007. For the six month period, Test Preparation Services revenue increased by $5.5 million, or 11.9%, to $51.4 million in 2008, from $45.9 million in 2007. For the second quarter and six month period the revenues include the Test Services, Inc. franchises acquired in March 2008.

Operating income in the Test Preparation division was $6.5 million for the second quarter of 2008 compared to $4.9 million for the second quarter of 2007. For the six month period, operating income in the Test Preparation division was $9.4 million in 2008 compared to $6.4 million in 2007. The improvements are the result of improvements in gross margin and the addition of Test Services, Inc.

Supplementary Educational Services (SES)

For the second quarter, SES revenues increased by $3.3 million, or 135.2%, to $5.8 million in 2008 from $2.5 million in 2007. For the six month period SES revenues increased by $9.7 million, or 111.6%, to $18.4 million in 2008 from $8.7 million in 2007.

Operating income in the SES division was $1.1 million for the second quarter of 2008, compared to $0.5 million in 2007. For the six month period, operating income in the SES division was $4.5 million in 2008, compared to $2.5 million in 2007.

K-12 Educational Services

For the second quarter, K-12 Services revenue decreased by $3.4 million, or 38.2%, to $5.5 million in 2008 from $8.9 million in 2007. For the six month period K-12 Services revenue decreased by $10.8 million, or 49.4%, to $11.1 million in 2008 from $21.9 million in 2007. The decrease is primarily due to the loss of a contract in 2007 and the timing of revenue recognition on contracts that were delayed from 2006 to the first quarter of 2007.

Operating income in the K-12 Services division was $0.5 million for the second quarter of 2008, compared to operating loss of $0.5 million in 2007. For the six month period, operating loss in the K-12 division was $0.2 million in 2008 compared to operating income of $1.3 million in 2007.

Other Business Highlights

During the first half of 2008 the Company’s cash balances increased by $3.4 million to $28.7 million. In the same period in 2007 the cash balances increased by $0.4 million to $11.2 million at June 30, 2007. Cash balances at June 30, 2008 and March 31, 2008 were $28.7 million and $15.6 million, respectively.

As previously announced, on July 24, 2008 the Company completed the acquisition of its Southern California franchises. Previously, on July 2, 2008, the Company received a term loan and a revolving credit facility from Wells Fargo Foothill, LLC. The term loan proceeds were used to fund the Southern California franchise acquisition.

The Princeton Review will review its second quarter 2008 financial results and provide additional business highlights on a conference call at 10:00 a.m. Eastern Standard Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-4887 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/medialist.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/medialist.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 6445903, through August 13, 2008.

About The Princeton Review

The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
Test Preparation Services	$28,272	$25,074	$51,422	$45,937
SES Services	5,780	2,457	18,372	8,684
K-12 Services	5,476	8,854	11,105	21,935

Total revenue	39,528	36,385	80,899	76,556

Cost of revenue
Test Preparation Services	8,970	8,133	17,858	16,500
SES Services	2,392	787	8,055	3,632
K-12 Services	1,994	5,514	4,679	12,443

Total cost of revenue	13,356	14,434	30,592	32,575

Gross Profit	26,172	21,951	50,307	43,981

Operating expenses
Selling, general and administrative	22,769	21,713	47,017	44,364
Restructuring	2,567	—	3,090	—

Total operating expenses	25,336	21,713	50,107	44,364

Income (loss) from operations	836	238	200	(383)
Interest income (expense), net	29	(497)	127	(841)
Other income (expense), net	(2)	(3,687)	(40)	(3,763)

Income (loss) from continuing operations before income taxes	863	(3,946)	287	(4,987)
(Provision) benefit for income taxes	(556)	129	(634)	137

Income (loss) from continuing operations	307	(3,817)	(347)	(4,850)
Discontinued operations
Net income (loss) from discontinued operations	(92)	(246)	35	952
Gain from disposal of discontinued operations	—	—	—	4,539
(Provision) benefit for income taxes	51	(394)	—	(572)

Net income (loss) from discontinued operations	(41)	(640)	35	4,919

Net income (loss)	266	(4,457)	(312)	69
Dividends and accretion on Preferred Stock	(1,150)	(104)	(2,298)	(207)

Income (loss) attributed to common stockholders	$(884)	$(4,561)	$(2,610)	$(138)

Earnings (loss) per share
Basic and diluted
Income (loss) from continuing operations	$(0.03)	$(0.14)	$(0.08)	$(0.18)
Income (loss) from discontinued operations	0.00	(0.02)	0.00	0.18

Net income (loss) attributed to common shareholders	$(0.03)	$(0.16)	$(0.08)	$0.00

Weighted average shares used in computing income (loss) per share	32,918	27,890	31,202	27,837

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